EXHIBIT TO ITEM 77I
AdvisorShares Trust
Terms of New or Amended Securities


The officers of AdvisorShares Trust are authorized and directed to issue and sell shares of beneficial interest of the AdvisorShares Cornerstone Small Cap ETF and the
AdvisorShares KIM Korea Equity ETF to the public. Each share shall have no par value and shares issued in connection with a dividend in shares or a split or reverse split of shares, shall be fully paid and nonassessable, as set forth in the AdvisorShares Agreement and Declaration of Trust dated July 30, 2007.

A description of the AdvisorShares Cornerstone Small Cap
ETF is incorporated by reference to the Post-Effective
Amendment No. 104 to the Registration Statement as filed with the SEC via EDGAR on April 11, 2016 (Accession No.
0001144204-16-093761).

A description of the AdvisorShares KIM Korea Equity ETF is incorporated by reference to the Post-Effective Amendment
No. 106 to the Registration Statement as filed with the SEC via EDGAR on June 8, 2016 (Accession No. 0001144204-16-
107552).